CURRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

June 21, 2005

Date of Report

(Date of Earliest Event Reported)

360 GLOBAL WINE COMPANY

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Kirkland Ranch Road,

Napa, California 94558

(Address of principal executive offices (zip code))

(707) 254-9100

(Registrant's telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 1 – Registrant’s business and Operations

Section 2 – Financial Information

Item 1.01: Entry into a Material Definitive Agreement

Item 2.01: Completion of Acquisition or Disposition of Assets

Acquisition of Viansa Winery

We are in the final stages of completing a purchase agreement with Viansa Winery, a California Limited Partnership and La Fontana di Viansa, LLC, a California limited liability company and thereby acquired Viansa Winery and Italian Marketplace, which are located in the Sonoma Valley of California.   Viansa consists of 175 acres including the hilltop winery and marketplace, 23 acres of producing vineyards, over 1,000 producing olive trees, and a 90-acre wetland preserve for wildfowl.  The majority of Viansa’s winemaking occurs in a 50,980 square feet warehouse production facility located at a separate facility in Sonoma.  The winemaking (fermentation, stainless steel tank and barrel storage), bottling, bottled case storage (including bonded and tax-paid wine storage), and office improvements is all done in the warehouse, which houses Viansa’s marketing and call center.  Viansa produces over 55,000 cases of wine annually, with a selection that includes 12 different Italian varietals and 11 California varietals.

Once the agreement is finalized, we expect that the purchase price for the assets will be $31,000,000 to be paid in cash on the Closing Date, which is expected to occur within 30 days of receipt of Viansa’s audited financial statements.  We expect the final agreement will allow for the purchase price to be reduced by the value of any related party accounts receivable identified on the 2005 Audited Financial Statements of Viansa.  In addition, we expect the final Purchase Agreement will call for the Company to agree to pay, perform and discharge, all of Seller’s liabilities and/or obligations related to contracts and Leases arising after the Closing and all liabilities associated with all accounts payable and all accrued expenses incurred by Sellers in the ordinary course of business prior to Closing.  As such, we expect to receive a credit against the Purchase Price for the total amount of accounts payable that we assume under the definitive purchase agreement.

Based on the preliminary terms of the purchase agreement, our obligation to purchase the assets will be subject to our review and approval of the assets.  We expect to have until the Closing Date to notify Sellers that, as a result of such review, we want to terminate the Purchase Agreement.  If we do not close the Purchase Agreement on or prior the Closing Date, we expect to be obligated to pay a $250,000 break-up fee to Sellers.   We are currently seeking financing for the acquisition and are in the final stages of negotiations with a group that is capable of providing the funding necessary to close the acquisition, although no definitive agreement has been entered into as of date of this filing and, as a result, we cannot guarantee that we will have sufficient funds to close on the acquisition if and when we finalize the Asset Purchase Agreement.

Although the purchase agreement has yet to be finalized, we expect the final agreement to also allow the Company include to terminate the agreement by mutual written consent of all of the parties prior to the Closing Date and upon finding a fact or circumstance that would materially change a representation or warranty of Sellers or would constitute a material adverse change in the assets.  In addition, the final agreement should allow the Company to terminate the purchase agreement if the assets are damaged or destroyed prior to the Closing Date or if all of the real property assets are taken by eminent domain.  However, we would have to pay the breakup fee of $250,000.  We also expect the final agreement to allow either party may terminate the purchase agreement by giving written notice to the other party at any time prior to the Closing (i) in the event the other party breached a material representation, warranty, covenant or agreement contained in the purchase agreement, such party was notified of the breach, and the breach continues without cure for a period of 10 days after the notice of breach or (ii) if the Closing shall not have occurred on or before the agreed upon date, by reason of the failure of any condition precedent to Closing.

Section 9 – Financial Statements and Exhibits

Item 9.01:  Financial Statements and Exhibits

(a) No financial  statements are filed herewith.   The Registrant intends to file financial statements regarding the potential acquisition discussed herein by amendment hereto not later than 60 days after the date of the completion of the definitive Purchase Agreement.

(c) Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

360 Global Wine Company

By: Joel Shapiro Joel Shapiro